Exhibit 99.1

PowerSecure to Participate in the Rodman & Renshaw Global Investment Conference, and the Wedbush Securities Clean Tech
and Industrial Growth Conference

Wake Forest, N.C. – September 6, 2011 – PowerSecure International, Inc. (Nasdaq: POWR) will present at the Rodman & Renshaw Global Investment Conference on Tuesday, September 13, 2011 at 2:50 p.m. eastern time, at the Waldorf Astoria, 301 Park Avenue, New York, NY. Additionally, the Company will present at the Wedbush Securities Clean Tech and Industrial Growth Conference on Wednesday, September 14, 2011 at 12:40 p.m. pacific time/3:40 p.m. eastern time, at the Westin San Francisco Market Street, 50 Third Street, San Francisco, CA.

The presentations will include a discussion of the Company’s business operations, financial results, strategic initiatives and prospects for the future. The slide presentations and a link to an audio webcast of the events will be available beginning September 13, 2011, on the Investor Relations section of the Company’s web site at www.powersecure.com.

About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug, and convenience stores, and its SecureLite and PowerLite street lights for utilities and municipalities which are available through its EnergyLite business unit. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact

Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760

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